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                                                                             EXHIBIT 12.1

                                                                       Realty Income Corporation
                                                    Statement of Computation of Ratios of Earnings to Fixed Charges
                                                                        (dollars in thousands)


Years ended December 31,                   2001           2000             1999           1998            1997
                                           ----           ----             ----           ----            ----

Net income                               $67,558        $54,788         $46,241         $41,304         $34,770
Fixed charges:
  Interest                                24,850         29,967          23,367          13,044           7,800
  Amortization of fees                     1,616          1,580           1,106             679             426
  Interest capitalized                       385          1,048           1,644             660             168
                                       -----------------------------------------------------------------------------

    Fixed charges                         26,851         32,595          26,117          14,383           8,394
                                       -----------------------------------------------------------------------------

Net income before fixed
  charges                                 94,024         86,335          70,714          55,027          42,996

Divided by fixed charges                  26,851         32,595          26,117          14,383           8,394
                                       -----------------------------------------------------------------------------

Ratio of earnings to fixed
  charges                                    3.5            2.6             2.7             3.8             5.1
                                       =============================================================================

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                            2.6            2.0             2.3             3.8             5.1
                                       =============================================================================

Preferred stock dividends                  9,712          9,712           5,229              --              --

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